EXHIBIT 4.6

EIGHTH AMENDMENT TO REVOLVING LOAN AGREEMENT

        This EIGHTH AMENDMENT TO REVOLVING LOAN AGREEMENT dated as of March 2, 2004 (the `Eighth Amendment"), is entered into by and between AAR CORP., a Delaware corporation (the "Borrower"), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

R E C I T A L S:

        A.    The Borrower and the, Bank entered into that certain Revolving Loan Agreement dated as of April 11, 2001, as modified, amended and extended from time to time (collectively, the "Loan Agreement").

        .

        B.    At the present time the Borrower requests, and the Bank is agreeable to amending the Agreement with regard to the sub-facility for issuance of Letters of Credit, pursuant to the terms and condition hereinafter set forth.

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

A G R E E M E N T S:

        1.    RECITALS.    The foregoing Recitals are hereby made a part of this Eighth Amendment.

        2.    DEFINITIONS.    Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Loan Agreement.

        3.    AMENDMENTS TO THE LOAN AGREEMENT.

          3.2    Letters of Credit.    The first paragraph of Section 2.6 of the Loan Agreement is hereby amended by deleting the date "July 31, 2004" and inserting in lieu thereof the date of "July 31, 2005".

        4.    REPRESENTATIONS AND WARRANTIES.    To induce the Bank to enter into this Eighth Amendment, the Borrower hereby certifies, represents and warrants to the Bank that:

          4.1.    Organization.    The, Borrower is a corporation duly organized, existing and in good standing under the laws of the Stake o f Delaware, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein failure to qualify would have a material adverse effect. The Articles of Incorporation and Bylaws, Borrowing Resolutions and Incumbency Certificate of the Borrower have not been changed or amended since the most recent date that certified copies thereof were delivered to the Bank. The exact legal name of the Borrower is as set forth in the preamble of this Eighth Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name. The Borrower will not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

          4.2.    Authorization.    The Borrower is duly authorized to execute and deliver this Eighth Amendment and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement, as amended hereby.

          4.3.    No Conflicts.    The execution and delivery of this Eighth Amendment and the performance by the Borrower of its obligations under the Loan Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation or bylaws of the borrower or of any material agreement binding upon the Borrower.

          4.4.    Validity and Binding Effect.    The Loan Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors rights or by general principles of equity limiting the availability of equitable remedies.

          4.5.    Compliance with Loan Agreement.    The representation and warranties set forth in Section 6 of the Loan Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Bank and except for such changes as are specifically permitted under the Loan Agreement. In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Loan Agreement.

          4.6.    Event of Default.    As of the date hereof, no Event of Default under the Loan Agreement as mended hereby, or event or condition, which with the giving of notice or the passage of time or both, would constitute an Event of Default, has occurred or is continuing.

        5.    CONDITIONS PRECEDENT.    This Eighth Amendment shall become effective as of the date above firs written after receipt by the Bank of the following documents:

          5.1.    Eighth Amendment.    This Eighth Amendment executed by the Borrower and the Bank.

          5.2    Other Documents.    Such other documents, certificates and/or opinions of counsel as the Bank may request.,

        6.    GENERAL.

          6.1.    Governing Law; Severability.    This Eighth Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Loan Agreement and this Eighth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement and this Eighth Amend ent shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Loan Agreement and this Eighth Amendment

          6.2.    Successors and Assigns.    This Eighth Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank.

          6.3.    Continuing Force and Effect of Loan Documents.    Except as specifically modified or amended by the terms of this Eighth Amendment, all other terms and provisions of the Loan Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Eighth Amendment; hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Agreement and the other Loan Documents.

          6.4.    References to Loan Agreement.    Each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof', or words of like import, and each reference to the Loan Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Loan Agreement, as amended hereby.

          6.5.    Counterparts.    This Eighth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment to Revolving Loan Agreement as of the date first above written.

AAR CORP.		LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ TIMOTHY J. ROMENESKO TIMOTHY J. ROMENESKO	By:	/s/ SCOTT M. CARBON SCOTT M. CARBON
Its:	Vice President	Its:	Vice President